Exhibit 99.1

Garrett Motion Reports First Quarter 2023 Financial Results
First Quarter 2023 Highlights
•Net sales totaled $970 million, up 8% on a reported basis, up 13% at constant currency*
•Net income totaled $81 million; Net income margin 8.4%
•Adjusted EBITDA* totaled $168 million; Adjusted EBITDA margin* of 17.3%
•Net cash provided by operating activities totaled $92 million
•Adjusted free cash flow* totaled $88 million
•Reaffirmed outlook for 2023

ROLLE, Switzerland, April 24, 2023 – Garrett Motion Inc. (Nasdaq: GTX, GTXAP), a differentiated technology leader for the automotive industry, today announced its financial results for the quarter ended March 31, 2023.

$ millions (unless otherwise noted)	Q1 2023	Q1 2022
Net sales	970	901
Cost of goods sold	781	726
Gross profit	189	175
Gross profit %	19.5%	19.4%
Selling, general and administrative expenses	56	53
Income before taxes	108	125
Net income	81	88
Net income margin	8.4%	9.8%
Adjusted EBITDA*	168	146
Adjusted EBITDA margin*	17.3%	16.2%
Net cash provided by operating activities	92	73
Adjusted free cash flow*	88	38
* See reconciliations to the nearest GAAP measure in pages 5-12

"Garrett had an excellent start to the year with revenue growth that significantly outpaced the global light vehicle industry, driven by new product launches and program ramp-ups. This growth, together with Garrett's strong operational execution, allowed us to achieve another quarter of outstanding financial results and cash flow generation,” said Garrett President and CEO, Olivier Rabiller.

"We also recently announced the simplification of Garrett's capital structure, which will eliminate the Series A Preferred Stock dividend and result in over $100 million of incremental annual net cash flow to the business. This increase in annual cash flow will enhance our ability to invest in the future of both our core turbo business and differentiated technologies for zero emission mobility. I am excited about the long-term prospects of our business."

Results of Operations

Net sales for the first quarter of 2023 were $970 million, representing an increase of 8% (including an unfavorable impact of $47 million or 5% due to foreign currency translation) compared with $901 million in the first quarter of 2022. This increase was driven by higher volumes as the industry recovers and the semiconductor shortages experienced in the prior year abate, as well as share of demand gains from new product ramp-ups and launches, and inflation recoveries net of pricing across all product lines.

Cost of goods sold for the first quarter of 2023 was $781 million compared with $726 million in the first quarter of 2022, primarily driven by our higher sales volumes and product mix which contributed to increases of $41 million and $34 million, respectively. Cost of goods sold further increased due to $26 million of inflation on commodities, energy and transportation, as well as a $3 million increase in Research and development ("R&D") costs which reflects our shift in investment in new technologies and headcount increase year-over-year. Our continued focus on productivity, net of labor inflation, contributed to a decrease in cost of goods sold of $13 million. Foreign currency impacts from transactional, translational and hedging effects also contributed to decreases of $36 million.

Gross profit totaled $189 million for the first quarter of 2023 as compared to $175 million in the first quarter of 2022, with a gross profit percentage for the first quarter of 2023 of 19.5% as compared to 19.4% in the first quarter of 2022. The increase in gross profit was primarily driven by the higher sales volumes and inflation recoveries from customer pass-through agreements net of pricing reductions. Furthermore, gross profit increased $8 million from higher productivity net of labor inflation and $4 million of favorable product mix. These increases were partially offset by $26 million inflation on commodities, energy and transportation, as discussed above, and $3 million of higher R&D costs.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2023 increased to $56 million from $53 million in the first quarter of 2022. The $3 million increase compared with the prior year was mainly driven by $3 million of lower incentive compensation expense in 2022 and $2 million of consultant fees related to our capital structure transformation, partially offset by $2 million of favorable impacts from foreign exchange rates.

Interest expense in the first quarter of 2023 was $28 million as compared to $23 million in the first quarter of 2022. The increase was primarily due to interest expense recorded from unrealized marked-to-market losses on our interest rate swaps.

Non-operating income decreased to $4 million in the first quarter of 2023 from $28 million in the first quarter of 2022. The decrease in income was primarily related to $27 million of interest income recorded in 2022 from unrealized marked-to-market gains on our interest rate swaps.

Net income for the first quarter of 2023 was $81 million as compared to $88 million in the first quarter of 2022. The decrease of $7 million was primarily due to higher non-operating income in the prior year from the unrealized marked-to market gains on our interest rate swaps as discussed above, partially offset by $14 million of higher gross profit and $10 million of lower tax expenses. The net income margin decreased to 8.4% in the first quarter of 2023 as compared to 9.8% in the first quarter of 2022.

Net cash provided by operating activities totaled $92 million in the first quarter of 2023 as compared to $73 million in the first quarter of 2022, primarily due to an increase of $31 million in net income excluding non-cash charges and favorable impacts from other assets and liabilities of $26 million, partially offset by unfavorable impacts from changes in working capital of $38 million.

Non-GAAP Financial Measures

Adjusted EBITDA increased to $168 million in the first quarter of 2023 as compared to $146 million in the first quarter of 2022. The increase was mainly due to higher volume, favorable product mix, improved productivity and inflation pass-through net of pricing, partially offset by inflation on commodities, energy and transportation, as well as unfavorable foreign exchange impacts. The Adjusted EBITDA margin increased to 17.3% in the first quarter of 2023 as compared to 16.2% in the first quarter of 2022.

Adjusted free cash flow, which excludes capital structure transformation costs, cash paid for repositioning and factoring costs, was $88 million in the first quarter of 2023 as compared to $38 million in the first quarter of 2022. The increase in adjusted free cash flow was primarily due to lower cash paid on interest, mainly from $11 million of partial early redemption in the first quarter of 2022 on the Series B Preferred Stock attributable to interest, other assets and liabilities, and lower spend in capital expenditures, partially offset by higher usage from working capital.

Liquidity and Capital Resources

As of March 31, 2023, Garrett had $766 million in available liquidity, including $291 million in cash and cash equivalents and $475 million of undrawn commitments under its revolving credit facility. As of December 31, 2022, Garrett had $721 million in available liquidity, including $246 million in cash and cash equivalents and $475 million undrawn commitments under its revolving credit facility.

As of March 31, 2023, total principal amount of debt outstanding totaled $1,193 million, up from $1,186 million as of December 31, 2022, due to the foreign exchange rate impact on the EUR 450 million tranche.
Full Year 2023 Outlook
Garrett reaffirms the following outlook for the full year 2023 for certain GAAP and Non-GAAP financial measures.

Full Year 2023 Outlook
Net sales (GAAP)	$3.79 billion to $3.98 billion
Net sales growth at constant currency (Non-GAAP)*	+5% to +10%
Net income (GAAP)	$231 million to $268 million
Adjusted EBITDA (Non-GAAP)*	$585 million to $635 million
Net cash provided by operating activities (GAAP)	$392 million to $492 million
Adjusted free cash flow (Non-GAAP)*	$315 million to $415 million
* See reconciliations to the nearest GAAP measure in pages 5-12.
Garrett’s full year 2023 outlook, as of April 17, 2023, reflects the following expectations:
•2023 light vehicle industry production at ~83Mu, 1% increase vs. 2022;
•2023 Euro/dollar assumption of 1.07 EUR to 1.00 USD;
•R&D investment at 4.4% of sales in 2023, >50% on electrification technologies;
•Capital expenditures at 2.3% of sales, 20% into electrification technologies.

Conference Call

Garrett plans to issue financial results for the first quarter 2023 on Monday, April 24, 2023 before the open of market trading. Garrett will also hold a conference call the same day at 8:30 am EDT / 2:30 pm CET. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 1423587.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com/. A replay of the conference call will be available by dialing +1-877-344-7529 (US) or +1-412-317-0088 (international) using the access code 3297013. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This release contains “forward-looking statements” within the Private Securities Reform Act of 1995. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding inflationary pressure on Garrett's business and management's inflation mitigation strategies, financial results and financial conditions, industry trends and anticipated demand for our products, Garrett’s strategy, anticipated supply constraints, including with respect to semiconductor, anticipated developments in emissions standards, trends including with respect to production volatility and volume, Garrett's capital structure, anticipated new product development and capital deployment plans for the future including expected R&D expenditures, anticipated impacts of partnerships with third parties, and Garrett's outlook for 2023. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2022, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.
Non-GAAP Financial Measures
This release includes the following Non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted free cash flow. The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends. Garrett believes that the Non-GAAP measures presented herein are important indicators of operating performance because they exclude the effects of certain items, therefore making them more closely reflect our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see the Appendix to this presentation and our annual report on Form 10-K for the year ended December 31, 2022.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become cleaner, more efficient and connected. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Maria Santiago Enchandi	Eric Birge
1.734.386.6593	1.734.228.9529
Maria.SantiagoEnchandi@garrettmotion.com	Eric.Birge@garrettmotion.com

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2023	2022
	(Dollars in millions, except per share amounts)
Net sales	$970	$901
Cost of goods sold	781	726
Gross profit	189	175
Selling, general and administrative expenses	56	53
Other expense, net	1	1
Interest expense	28	23
Non-operating income	(4)	(28)
Reorganization items, net	—	1
Income before taxes	108	125
Tax expense	27	37
Net income	81	88
Less: preferred stock dividend	(40)	(38)
Net income available for distribution	$41	$50

Earnings per common share
Basic	$0.13	$0.15
Diluted	$0.13	$0.15

Weighted average common shares outstanding
Basic	64,896,081	64,538,527
Diluted	65,970,723	64,732,090

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2023	2022
	(Dollars in millions)
Net income	$81	$88
Foreign exchange translation adjustment	2	2
Changes in fair value of effective cash flow hedges, net of tax	(3)	8
Changes in fair value of net investment hedges, net of tax	(5)	13
Total other comprehensive (loss) income, net of tax	(6)	23
Comprehensive income	$75	$111

CONSOLIDATED INTERIM BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$291	$246
Restricted cash	1	2
Accounts, notes and other receivables – net	888	803
Inventories – net	301	270
Other current assets	124	110
Total current assets	1,605	1,431
Investments and long-term receivables	32	30
Property, plant and equipment – net	462	470
Goodwill	193	193
Deferred income taxes	240	232
Other assets	259	281
Total assets	$2,791	$2,637
LIABILITIES
Current liabilities:
Accounts payable	$1,123	$1,048
Current maturities of long-term debt	7	7
Accrued liabilities	348	320
Total current liabilities	1,478	1,375
Long-term debt	1,157	1,148
Deferred income taxes	28	25
Other liabilities	208	205
Total liabilities	$2,871	$2,753
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Series A Preferred Stock, par value $0.001; 245,045,431 and 245,089,671 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	$—	$—
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 65,099,244 and 64,943,238 issued and 64,959,553 and 64,832,609 outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Additional paid – in capital	1,336	1,333
Retained deficit	(1,446)	(1,485)
Accumulated other comprehensive income	30	36
Total deficit	(80)	(116)
Total liabilities and deficit	$2,791	$2,637

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Three Months Ended March 31,
	2023	2022
	(Dollars in millions)
Cash flows from operating activities:
Net income	$81	$88
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	3	13
Depreciation	21	22
Amortization of deferred issuance costs	2	2
Interest payments, net of debt discount accretion	—	(6)
Foreign exchange loss	(2)	(4)
Stock compensation expense	3	2
Change in fair value of derivatives	10	(17)
Other	12	(1)
Changes in assets and liabilities:
Accounts, notes and other receivables	(77)	(61)
Inventories	(30)	(62)
Other assets	(18)	(10)
Accounts payable	62	116
Accrued liabilities	20	(2)
Other liabilities	5	(7)
Net cash provided by operating activities	$92	$73
Cash flows from investing activities:
Expenditures for property, plant and equipment	(8)	(29)
Net cash used for investing activities	$(8)	$(29)
Cash flows from financing activities:
Payments of long-term debt	(2)	(2)
Redemption of Series B Preferred Stock	—	(186)
Payments for share repurchases	—	(2)
Payments for dividends	(42)	—
Debt financing costs	—	(6)
Net cash used for financing activities	$(44)	$(196)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	4	8
Net increase (decrease) in cash, cash equivalents and restricted cash	44	(144)
Cash, cash equivalents and restricted cash at beginning of period	248	464
Cash, cash equivalents and restricted cash at end of period	$292	$320
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	19	14
Interest paid	10	21

Reconciliation of Net Income to Adjusted EBITDA(1)

	Three Months Ended March 31,
	2023	2022
	(Dollars in millions)
Net income — GAAP	$81	$88
Net interest expense	27	(4)
Tax expense	27	37
Depreciation	21	22
EBITDA (Non-GAAP)	156	143
Reorganization items, net (2)	—	1
Stock compensation expense (3)	3	2
Repositioning charges (4)	7	1
Discounting costs on factoring	1	1
Other non-operating income (5)	(1)	(2)
Capital structure transformation costs (6)	2	—
Adjusted EBITDA (Non-GAAP)	$168	$146

Net sales	$970	$901

Net income margin	8.4%	9.8%
Adjusted EBITDA margin (Non-GAAP) (7)	17.3%	16.2%
(1)We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income calculated in accordance with U.S. GAAP, plus the sum of net interest expense, tax expense and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of net reorganization items, stock compensation expense, repositioning costs, discounting costs on factoring, other non-operating income and capital structure transformation costs. We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    The Company applied ASC 852 for periods subsequent to September 20, 2020, the date the Company and certain of its subsidiaries each filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code, to distinguish transactions and events that were directly associated with the Company’s reorganization from the ongoing operations of the business. Accordingly, certain expenses and gains incurred related to these transactions and events were recorded within Reorganization items, net in the Consolidated Interim Statements of Operations.
(3)    Stock compensation expense includes only non-cash expenses.
(4)    Repositioning costs includes severance costs related to restructuring projects to improve future productivity.
(5)     Reflects the non-service component of net periodic pension costs and other income that are non-recurring or not considered directly related to the Company's operations.
(6)     Reflects the third-party incremental costs that are directly attributable to the transformation of the Company's capital structure through the partial redemption and subsequent conversion of remaining outstanding Series A Preferred Stock into a single class of common stock.
(7)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended March 31,
	2023	2022
Garrett
Reported sales % change	8%	(10)%
Less: Foreign currency translation	(5)%	(4)%
Constant currency sales % change	13%	(6)%

Gasoline
Reported sales % change	11%	(7)%
Less: Foreign currency translation	(6)%	(2)%
Constant currency sales % change	17%	(5)%

Diesel
Reported sales % change	3%	(19)%
Less: Foreign currency translation	(5)%	(5)%
Constant currency sales % change	8%	(14)%

Commercial vehicles
Reported sales % change	10%	(10)%
Less: Foreign currency translation	(5)%	(3)%
Constant currency sales % change	15%	(7)%

Aftermarket
Reported sales % change	5%	15%
Less: Foreign currency translation	(3)%	(4)%
Constant currency sales % change	8%	19%

Other Sales
Reported sales % change	(8)%	(24)%
Less: Foreign currency translation	(5)%	(5)%
Constant currency sales % change	(3)%	(19)%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended March 31,
	2023	2022
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$92	$73
Expenditures for property, plant and equipment	(8)	(29)
Net cash provided by operating activities less expenditures for property, plant and equipment	84	44
Chapter 11 professional service costs	—	2
Capital structure transformation costs	1	—
Cash payments for repositioning	2	2
Factoring and P-notes	1	(10)
Adjusted free cash flow (Non-GAAP) (1)	$88	$38
(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including capital structure transformation costs and cash flow impacts for factoring and guaranteed bank notes activity.

Full Year 2023 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2023 Full Year
	Low End	High End
Reported net sales (% change)	5%	10%
Foreign currency translation	0%	0%
Full year 2023 Outlook Net sales growth at constant currency (Non-GAAP)	5%	10%

Full Year 2023 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2023 Full Year
	Low End	High End
	(Dollars in millions)
Net income - GAAP	$231	$268
Net interest expense	155	155
Tax expense	77	90
Depreciation	89	89
Full year 2023 Outlook EBITDA (Non-GAAP)	552	602
Non-operating income	(1)	(1)
Stock compensation expense	20	20
Repositioning charges	9	9
Capital structure transformation costs	5	5
Full Year 2023 Outlook Adjusted EBITDA (Non-GAAP)	$585	$635

Full Year 2023 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2023 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$392	$492
Expenditures for property, plant and equipment	(90)	(90)
Net cash provided by operating activities less expenditures for property, plant and equipment (Non-GAAP)	$302	$402
Cash payments for repositioning	8	8
Capital structure transformation costs	5	5
Full Year 2023 Outlook Adjusted free cash flow (Non-GAAP)	$315	$415